Exhibit (a)(1)(H)

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Speaker – IE Team

Please take a moment to review the disclaimer on this slide as it relates to the offer to exchange.

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Speaker – IE Team

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Our focus for today’s session is to provide you with key details about RxSight’s Option exchange program so that you can make an informed decision about your participation, including how to access your account and make your election to participate.

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Speaker – IE Team

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Speaker – IE Team

*	Options have been granted at our company since its founding and remain the equity vehicle for our executive team.

*	Options allow you to share directly in the growth of RX Sight’s share price and encourages you to think and act like an owner.

*	Since an option only has value when the share price exceeds the exercise price, your reward is tied specifically to increases in RX Sights value over time.

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Speaker – IE Team

*	Many RxSight Stock Options are underwater.

*	Underwater Options are Options with a strike price higher than the current share price; it is not rational to exercise an underwater Option, since you could buy a share for less on the open market.

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Speaker – IE Team

*	This example focuses on a grant made on March 4, 2024, at an exercise (or “strike”) price of $56.07 per share.

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Even though underwater Options cannot be exercised for value now, the Options still have value because the share price could rise above the strike price in the future (prior to expiration of Option). We call this “tail value”.

*	However, Options could expire underwater and deliver no value if the share price does not increase above the strike price over the remaining term of the Option.

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Speaker – IE Team

RxSight is offering a one-time, voluntary opportunity for eligible stock Option holders to exchange their eligible stock Options.

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If you elect to participate in the Option Exchange, which can be done on a grant-by-grant basis, the stock Options you elect to surrender will be cancelled and a new grant agreement will be provided through E*TRADE.

*	There is no obligation to participate in the Option Exchange. It is completely your choice. If you do not choose to participate in the Option Exchange, you will continue to hold your stock Options.

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Speaker – IE Team

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Speaker – IE Team

*	Eligibility:

*	You are eligible to participate in the exchange if you are an active U.S. based employee of RxSight, excluding board members.

*	The exchange window is open August 10, 2026, and is set to expire on September 4, 2026, at 9:00 pm (PT).

*	September 4, 2026, will be the last day you can exchange your Options.

*	Any exchanged Options will be cancelled on this date!

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Following the conclusion of the Option Exchange, eligible Stock Options opted into by the employee will be cancelled, while New Options will be granted on the day following the expiration of the offer.

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You will be notified if that date is extended, but basically, each New Option granted to you in the Option Exchange will be granted under a new option agreement, subject to you remaining continuously employed or engaged with RxSight through the vesting dates.

*	The New Options will be available in your E*TRADE account within approximately 2 weeks of the conclusion of the exchange.

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Speaker – IE Team

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An eligible Option in the Offer will include only those Options that fall under the 2021 Plan, remain outstanding and unexercised prior to the expiration of the Option exchange, and are “underwater” (or at the money) on the expiration of the Option exchange.

*	Have a strike price at or higher than $10.00

*	Strike Prices lower than $10.00 are excluded from the exchange

*	You may participate on a grant-by-grant basis, but for each grant, your selection must be on an all-or-nothing basis.

*	No partial exchanges are permitted.

*	The exchange ratio will vary based on the strike price of the grant.

*	For example, if the strike price for your grant falls between $12.00 and $14.99, your exchange ratio is 1.15 for 1, so you can exchange 230 options for 200 New Options.

*	Any fractional shares will be rounded down to the nearest whole share.

*	Ratios closer to 1 mean less of a decrease in the number of New Options received.

*	Higher ratios (such as 1.55) mean more of a decrease in the number of New Options.

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Speaker – IE Team

*	As discussed, the exchange is providing an opportunity to turn in options for New Options.

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For example, if you hold a stock option for 3,544 shares with a strike price of $28.21, the applicable exchange ratio would be 1.33. This means you could elect to exchange your 3,544 existing options for 2,664 New Options.

*	If you decide to not participate in the exchange, nothing changes with your grant, so you will retain the same number of exercisable options with the same expiration date.

*	In this example, nothing changes, and then there’s no impact to that option grant whatsoever.

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Speaker – IE Team

*	New Options received in the exchange will vest based on the following schedules.

*	Options with tranches that have already vested within a grant will have a 1-year vesting schedule, while unvested tranches in a grant will have a 2-year vesting schedule.

*	This means that you could have one underwater option grant exchanged for 1 or 2 New Options grants due to the options vesting state.

•	For Options that are vested and exchanged for New Options, they will have a new vesting requirement of 1-year.

•	25% of your award will vest on February 28, 2027

•	The remaining 75% of your award will vest on August 31, 2027

•	For Options that are unvested and exchanged for New Options, they will have a vesting schedule of 2-years:

•	New Options will vest in equal, monthly installments over a 24-month period beginning February 28, 2027, until January 31, 2029.

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Speaker – IE Team

We realize that many of you have questions such as, what are the tax implications for me?

Choosing to participate in the exchange is NOT expected to give rise to an immediate U.S. taxable event in the ordinary course.

*	If you choose to not participate in the exchange, your tax events for your options will remain the same.

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If you do exchange your options for New Options, your tax events for your New Options will generally remain the same as the old options, depending on if they are incentive stock options or nonstatutory stock options

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At a later sale by you, you’ll generally recognize a capital gain or loss equal to the difference between the price at exercise and the sale price (although shares obtained from ISO exercise may have different tax results, depending on if you met your ISO holding periods prior to sale – make sure to ask your tax advisor).

*	The holding period for long-term capital gains purposes generally commences on the date of vesting.

*	Capital gains are the responsibility of the employee to report and remit to the IRS and is not included in your W-2.

*	We strongly recommend that you consult with your own tax advisor to determine the personal tax consequences of participating in the Exchange Offer.

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Speaker – IE Team

*	As a reminder, choosing to participate in the Option Exchange is solely up to you.

*	Although RxSight’ board has approved this offer, we will not make any recommendations as to whether you should participate in the offer. That is completely up to you.

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*	Your elections will be made through the stock option exchange program website, which is myoptionexchange.com.

*	On that site, you’ll be able to do the following:

*	You’ll be able to view all of the Offering documents, including the questions and answers that are common with this type of program.

*	You’ll be able to elect to exchange options on a grant-by-grant basis;

*	There is also a nice calculator that you can use to view what the value of your Stock Options and your New Options are at assumed future stock prices.

*	Once you’ve made your elections, you’ll receive confirmation of your elections upon completion.

*	You can change your election at any time during the Exchange period.

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You could change it a hundred times, if you want, but it’ll be whatever is done as of Friday, September 4, 2026, at 9 PM (PT) (unless the Offer is extended) -- that will be the only election that we considered.

*	You can go in even on Friday, September 4, 2026 (or later date if the Offer is extended) and make changes as long as it’s before 9 PM PT on that day.

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Speaker – IE Team

*	When you receive the information for this option exchange program, you should have received an email from RxSight with a link to the website: https://myoptionexchange.com.

*	Once you’ve loaded that page, click on “Register as a new user”.

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Speaker – IE Team

*	You’ll be prompted to create a new account and register.

*	You’ll put it in your RxSight email address and create a password.

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Speaker – IE Team

*	Once you’ve done that, you’ll receive another email from Infinite Equity that will give you a verification code.

*	You’ll input that code and submit, and you’ll be able to log in.

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Speaker – IE Team

*	Please note that your verification code will only be valid for 30 mins. If you need a new code, simply click “Resend Code”, otherwise type in the verification code you received via email.

•	As a reminder, this is through Infinite Equity’s site, and not through E*TRADE. So, you won’t be able to make this election through your E*TRADE account.

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Speaker – IE Team

*	After logging in, you will be presented with this welcome screen.

*	This landing page is great because it contains all the resources you would be able to access, as well as links to any documents we have filed with the SEC.

*	This employee presentation will also be available on that site.

*	You can then proceed to the election form by clicking the blue button labeled “Election Form” when you are ready to proceed with your elections.

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Speaker – IE Team

*	On this next page, in the chart, you will find a list of all the options that are eligible for exchange.

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The dropdown menu on the table will allow you to select the grants for which you wish to make an election. In addition, you can see the number of Options you will receive in place of the eligible options if you elect to exchange that grant.

*	You have the option of exchanging or not exchanging.

*	It is important to remember that you can make different elections for different grants, but each grant is “all or nothing”.

*	You can either exchange all the options granted on a certain date, or you cannot exchange any of them.

*	Once you have made your selections, click “Next” to proceed to the next step.

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Speaker – IE Team

*	The following page will take you to the “Confirm Elections” screen.

*	The election choices you made will be displayed on this page.

*	In order to complete the process, you will need to check off two boxes acknowledging that you have read and understood the offering materials and that you have confirmed your selections.

*	After checking the boxes, you will be required to type or sign with an electronic signature, confirming that this is what you wish to exchange.

*	Once you have reviewed your election choices, click “Submit” to process your choices.

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Speaker – IE Team

*	As soon as you submit your elections, you will be directed to a page that indicates that your elections were successfully submitted.

*	You will need to make sure that you reach the Elections Complete page in order to see a summary of what has been exchanged and what has not been exchanged.

*	It is imperative to note that if you do not see this screen, your elections have not been confirmed.

*	The same breakdown will also be emailed to you every time you make a change to your election once confirmed by Infinite Equity.

*	You may then log out of the platform.

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Speaker – IE Team

*	The website also has some valuable tools such as the Value Calculator tool where you can graph hypothetical scenarios to see what future values would look like.

*	The tool will show you more details about the value of your stock options, including:

*	The value of your eligible options at whatever price you input.

*	The value of your replacement options at whatever price you input.

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Speaker – IE Team

*	The commencement of the exchange begins Monday, August 10, 2026.

*	You will have until Friday, September 4, 2026, at 9pm (PT) to make your election choices or change them.

*	On September 4, 2026, your exchanged eligible options will be cancelled, and you will be granted New Options on Saturday, September 5, 2026.

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Speaker – IE Team

*	Today’s meeting is the first step in this process.

*	Please feel free to reach out to the email address included on this slide (rxsight@infiniteequity.com) if you have any questions.

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Take a moment to familiarize yourself with some of the commonly asked questions surrounding the exchange.

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We’ve included a list of key terms and definitions to help clear up any confusion that you can reference.